                                                                  EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)


                                                  Fiscal Years Ended
                                       December 29,  December 30,  December 25,
                                          2001           2000          1999
                                       ------------  ------------  ------------


Net income                            $     42,794   $     45,194  $     45,937
                                      ============   ============  ============






Average number of common shares
    outstanding                              8,336          8,781         9,982

  Plus: Incremental shares from
    assumed exercise of stock
    options                                    210            200           120
                                      ------------   ------------  ------------
Average number of common shares
    and incremental shares
    outstanding                              8,546          8,981        10,102
                                      ============   ============  ============


Diluted earnings per share            $       5.01   $       5.03  $       4.55
                                      ============   ============  ============

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